Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Rick Moberg

Aware, Inc.
781-276-4000

Aware, Inc. Reports Fourth Quarter and 2016

Financial Results

BEDFORD, MASS. – February 7, 2017 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its quarter and year ended December 31, 2016.

Revenue for the fourth quarter of 2016 was $3.9 million compared to $6.9 million in the same quarter last year. Operating income in the fourth quarter of 2016 was $0.6 million compared to $2.6 million in the fourth quarter of 2015. Net income in the fourth quarter of 2016 was $0.5 million, or $0.02 per diluted share, which compares to $1.8 million, or $0.08 per diluted share, in the same period a year ago.

The decrease in revenue and operating income in the current three month period compared to the corresponding period last year was primarily due a strong revenue quarter in the prior year period. Fourth quarter 2015 revenue included: i) $1.1 million from a U.S. government hardware sale; ii) $1.1 million from two biometrics software license sales for commercial applications; and iii) $0.9 million from a large medical imaging license sale versus $0.2 million in the current period. The resulting decline in operating income was partially offset by $0.6 million of patent related income from an unaffiliated third party in the current period.

Revenue for the year ended December 31, 2016 was $21.6 million compared to $19.6 million in 2015. Operating income for 2016 was $5.9 million compared to $3.9 million in 2015. The increase in revenue and operating income in 2016 compared to 2015 was primarily due to higher license revenue for biometrics and imaging software products. Higher biometrics product license sales were driven by three large sales to: i) the United States Marine Corps (“USMC”), ii) the United States Navy (“Navy”), and iii) a systems integrator for a U.S. government end user customer. Higher imaging product license sales were related to a $4.5 million license sale in 2015 that we recognized over the period October 2015 to October 2016. Operating income in the current year also included $0.8 million of patent related income from an unaffiliated third party with whom we have a patent arrangement.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432
Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Fourth Quarter and 2016 Financial Results	Page 2

Net income for the year ended December 31, 2016 was $4.1 million, or $0.18 per diluted share, which compared to net income of $4.6 million, or $0.20 per diluted share in 2015. Net income in 2015 included a $1.9 million income tax benefit related to the reversal of a reserve for uncertain tax positions we had established on federal research and development credits. The reserve was no longer required after the completion of an IRS examination in July 2015. Net income in 2015 would have been lower by $1.9 million were it not for the tax reserve reversal.

In April 2016, we announced a stock repurchase plan to purchase up to $10 million of our common stock. We repurchased 263,379 shares of common stock under this program for a total cost of $1.5 million during the three months ended December 31, 2016. Since the program commenced in April 2016, we have repurchased 690,801 shares for a total cost of $3.7 million. Cash and investments were $52.9 million as of December 31, 2016.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said “2016 was a year of strong financial performance for the Company. The business generated about $4.5 million of cash of which we used $3.7 million to repurchase stock. Looking forward, we are focused on growing the government, commercial, and mobile parts of our business.”

About Aware

Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Aware, Inc. Reports Fourth Quarter and 2016 Financial Results	Page 3

Safe Harbor Warning

Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) a significant commercial market for biometrics technology may not develop, and if it does, we may not be successful in that market; iv) we derive a significant portion of our revenue from third party channel partners; v) hardware revenue is likely to decline in future periods; vi) we face intense competition from other biometrics solution providers; vii) our business is subject to rapid technological change; viii) our software products may have errors, defects or bugs which could harm our business; ix) our business may be adversely affected by our use of open source software; x) our intellectual property is subject to limited protection; xi) we may be sued by third parties for alleged infringement of their proprietary rights; xii) we must attract and retain key personnel; xiii) we rely on single sources of supply for certain components used in our hardware products; xiv) our business may be affected by government regulations and adverse economic conditions; xv) we may make acquisitions that could adversely affect our results, and xvi) we may have additional tax liabilities.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2015 and other reports and filings made with the Securities and Exchange Commission.

Aware is a registered trademark of Aware, Inc. Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Fourth Quarter and 2016 Financial Results	Page 4

AWARE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue:
Software licenses	$1,836	$4,115	$14,093	$10,113
Software maintenance	1,377	1,055	5,126	4,706
Services	687	577	1,749	3,304
Hardware	-	1,094	317	1,094
Royalties	29	105	281	404
Total revenue	3,929	6,946	21,566	19,621

Costs and expenses:
Cost of software licenses	-	-	1,101	-
Cost of services	249	257	766	1,790
Cost of hardware	-	717	234	717
Research and development	1,734	1,437	6,938	5,800
Selling and marketing	1,042	1,060	4,142	3,945
General and administrative	834	893	3,286	3,497
Total costs and expenses	3,859	4,364	16,467	15,749

Patent related income	571	43	809	43

Operating income	641	2,625	5,908	3,915
Other income	-	-	-	12
Interest income	65	43	280	151
Income before provision for income taxes	706	2,668	6,188	4,078
Provision for (benefit from) income taxes	246	842	2,085	(536)
Net income	$460	$1,826	$4,103	$4,614

Net income per share – basic	$0.02	$0.08	$0.18	$0.20
Net income per share – diluted	$0.02	$0.08	$0.18	$0.20

Weighted-average shares – basic	22,515	22,932	22,829	22,899
Weighted-average shares - diluted	22,611	23,012	22,898	22,965

Aware, Inc. Reports Fourth Quarter and 2016 Financial Results	Page 5

AWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	December 31, 2016	December 31, 2015

ASSETS
Cash and investments	$52,864	$52,101
Accounts receivable, net	3,016	4,743
Property and equipment, net	4,634	4,977
Deferred tax assets	1,078	999
All other assets, net	392	799

Total assets	$61,984	$63,619

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,210	$1,422
Deferred revenue	2,933	6,016
Total stockholders’ equity	57,841	56,181

Total liabilities and stockholders’ equity	$61,984	$63,619

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432
Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com